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                                                                    Exhibit 10.5


                              SEPARATION AGREEMENT
                               (BERNARD J. EBBERS)

                  SEPARATION AGREEMENT, dated as of April 29, 2002, between WORLDCOM, INC., a Georgia corporation (the "Company"), and BERNARD J. EBBERS (the "Executive").

SECTION 1. RESIGNATION. The Executive hereby resigns from all directorships, offices and positions with the Company and its subsidiaries, affiliates and employee benefit plans and trusts, effective April 29, 2002 (the "Termination Date"). The Executive will be appointed to serve the Company's board of directors as non-executive CHAIRMAN EMERITUS at the pleasure of the board, and also will serve as a consultant as described in Section 9.

SECTION 2. PENSION BENEFITS. Commencing as soon as practicable following May 1, 2002, and on each May 1 thereafter that occurs during the Executive's lifetime, the Company shall pay the Executive $1,500,000, in cash. Should the Executive be survived by the individual who is the Executive's spouse on the Termination Date, the Company shall pay such spouse $750,000 in cash on each May 1 after the Executive's death that occurs during such spouse's lifetime. These pension benefits are subject to complete discontinuance pursuant to Section 14.

SECTION 3. OTHER BENEFITS.

                  (a) The Company shall provide the Executive, at its expense (and subject to offset for Medicare coverage), with continued medical and life insurance benefits for the remainder of his lifetime at the level applicable generally to senior executives of the Company. The Executive also shall receive (without duplication) such amounts, if any, to which the Executive may be entitled as of the Termination Date pursuant to the terms of the employee benefit programs and compensation programs of the Company (other than severance programs).

                  (b) The Executive will have use of the Company aircraft for a maximum of 30 hours per calendar year, subject to reimbursement of the Company by the Executive on the same basis as is currently in effect with the Company for personal usage, in order to avoid imputed income.

                  (c) Subject to Section 6(b), the Executive may retain, at no additional cost to him, his current Company-issued desktop computer.

                  (d) The Executive may lease office space from the Company at its 515 Amite Street location on terms and conditions mutually agreeable to the parties.

SECTION 4. STOCK OPTIONS. Each outstanding option granted to the Executive to purchase WorldCom group common stock or MCI group common stock (collectively, "Company Stock") shall become fully vested and exercisable on the Termination Date, and each such option shall


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remain exercisable until the fifth anniversary of the Termination Date (or, if earlier, the expiration of such option's original term), except to the extent the applicable option agreement cannot be amended to permit such extension of the option's exercise period.

SECTION 5. LOANS. Simultaneously herewith, the Executive shall execute the letter agreement dated of even date herewith between the Executive and the Company (the "Letter Agreement") and the related promissory note (the "Promissory Note"). The Executive further acknowledges and agrees that his obligations under the letter agreement dated April 2, 2002 (the "April 2 Letter Agreement"), as modified by the Letter Agreement, shall continue to apply in full force and effect. The payments due from the Executive under the Promissory Note are subject to acceleration as described in Section 14.

SECTION 6. RESTRICTIVE COVENANTS.

         (a) NON-COMPETITION. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

         (i) For a period of five years following the Termination Date (the "Restricted Period"), the Executive will not, whether on the Executive's own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever ("Person"), directly or indirectly:

                  (A) engage in any business which is in competition with the business of the Company or an affiliate, which shall include any business which is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company or an affiliate as a material part of the business of the Company or an affiliate within the same geographic area in which the Company or an affiliate makes such purchases, sales or dealings or renders such services (a "Competitive Business");

                  (B) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) in respect of any Competitive Business;

                  (C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

                  (D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the Termination Date) between the Company or any of its affiliates and customers, clients, suppliers or investors of the Company or its affiliates.

         (ii) Notwithstanding anything to the contrary in this Agreement, Executive may directly or indirectly own, solely as an investment, securities of any Person which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person.


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         (iii) During the Restricted Period, Executive will not, whether on
Executive's own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

                  (A) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

                  (B) hire any such employee who was employed by the Company or its affiliates as of the Termination Date, or, if later, within the six-month period prior to such date of hire; provided however, notwithstanding any other provision hereof, Executive may hire his current secretary, Debra Blackwell.

         (iv) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

         (v) It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court or arbitrator may determine or indicate to be enforceable. Alternatively, if any such court of competent jurisdiction or arbitrator finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

         (b) CONFIDENTIALITY.

         (i) The Executive will not at any time use, divulge or convey any secret or confidential information, knowledge, or data of the Company or its affiliates, including information, knowledge or data of third parties as to which the Company or its affiliates is under an obligation of confidentiality (as, for example, information supplied to allow the Company to evaluate a potential acquisition), obtained by the Executive in the course of the Executive's activities as a director, officer or employee of the Company except where required to do so by a court of law, by a governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body with apparent jurisdiction over the Executive to order the Executive to divulge, disclose or make accessible such information. Such information, knowledge or data includes, but is not limited to, secret or confidential matters (A) of a technical nature such as, but not limited to, methods, know-how, formulae, compositions, process, discoveries, machines, inventions, computer programs and similar items or research projects, (B) of a business nature such as, but not limited to, information about cost, purchasing, profits, market, sales or lists of customers, and (C) pertaining to future developments such as, but not limited to, research and development of future marketing or merchandising ("Confidential Information"). Such Confidential Information does not include information, knowledge or data that becomes publicly known other than through a breach of this Agreement by the Executive.

         (ii) On and after the Termination Date the Executive shall (A) not use of any


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Confidential Information or intellectual property owned or used by the Company, its subsidiaries or affiliates, (B) immediately destroy, delete, or return to the Company, at the Company's option, all originals and copies in any form or medium in the Executive's possession or control (including any of the foregoing stored or located in the Executive's office, home, laptop or other computer, whether or not Company property) to the extent that they contain Confidential Information.

         (c) NON-DISPARAGEMENT. The Company and its affiliates shall refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding the Executive, and the Executive shall refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding the Company, any of its affiliates, or any of their directors, officers, personnel, policies or product; provided, however, that it shall not be a violation of this Section 6(c) for either party to make truthful statements when required to do so by a court of law, by any governmental agency having supervisory authority over the party, or by any administrative or legislative body with apparent jurisdiction to order the party to divulge, disclose or make accessible such information.

SECTION 7. SPECIFIC PERFORMANCE. The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 6 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any entitlement or benefit otherwise required by this Agreement (including without limitation the payments, entitlements and benefits otherwise provided pursuant to Sections 2, 3, 4 and 5), and, notwithstanding Section 22, shall be entitled to bring an action in any court of competent jurisdiction for the purpose of obtaining equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

SECTION 8. COOPERATION. The Executive shall provide reasonable cooperation in connection with any action or proceeding which relates to the Company or any of its affiliates, including without limitation in connection with any litigation and disputes arising out of actions or inactions of the Company or any affiliate of which the Executive has knowledge or information. The Executive further agrees to cooperate with the Company in supplying data, information, and expertise within the Executive's special knowledge or competence and otherwise assist the Company in the protection of the interests of the Company and its affiliates. The Company shall reimburse the Executive for reasonable out-of-pocket expenses (such as hotel and travel expenses) incurred by the Executive in connection with such cooperation following its receipt of the Executive's appropriately itemized request.

SECTION 9. CONSULTATION. For a period of five years following the Termination Date, the Executive shall remain available to provide consulting services to the Company and its affiliates, in particular the Chief Executive Officer of the Company, on business matters from time to time at the Company's reasonable request. The Executive acknowledges that all such consulting services will be performed by the Executive as an independent contractor, and not as an employee, and that the Executive will not be eligible or entitled to participate, as a result of the performance of such consulting services, in any Company benefit or incentive program.

SECTION 10. INDEMNITY. The existing rights of the Executive and obligations of the Company


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with regard to indemnification of the Executive that are not dependent upon
Executive's continued employment or holding an office or directorship with the Company or an affiliate, and the indemnification rights under the Company's current by-laws, shall continue.

SECTION 11. RELEASE. The Executive acknowledges that certain payments provided for hereunder are in excess of the amounts that the Executive would otherwise be entitled to receive and that the Company had no obligation to enter into this Agreement. In consideration of the Company assuming these additional obligations and entering into this Agreement, and as a material inducement to the Executive to enter into this Agreement, the parties agree to execute (and not revoke) a release ("Release") substantially in the form attached hereto as EXHIBIT A. This Agreement is subject in all respects to Executive's execution (and non-revocation) of the Release.

SECTION 12. SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

SECTION 13. ASSIGNMENT. This Agreement, and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void AB INITIO and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor person or entity.

SECTION 14. SET-OFF; BREACH. In the event of any breach of this Agreement by the Executive, the Company's obligation to pay any amounts to the Executive, whether under this Agreement or otherwise, and the Company's obligation to make the arrangements provided under this Agreement, net of any withholding obligations, shall be subject to set-off by or against, counterclaim or recoupment of, amounts owed by the Executive to the Company or its affiliates. Without limiting the generality of the foregoing, in the event of any breach of this Agreement by the Executive, any default by the Executive on any of the obligations contained in the Letter Agreement, the Promissory Note or the April 2 Letter Agreement, or the filing of voluntary or involuntary bankruptcy by the Executive, payment of the pension benefits described in Section 2 will be permanently discontinued and all outstanding amounts due to the Company by the Executive will be accelerated as provided in the Promissory Note.

SECTION 15. NO MITIGATION. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and the Executive shall not be required to pay the Company any amounts the Executive may receive from such alternative employment.

SECTION 16. SUCCESSORS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

SECTION 17. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United

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States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  Notice to the Company shall be addressed to:
                           WorldCom, Inc.
                           500 Clinton Center Drive
                           Clinton, MS  39056
                           Attn:  General Counsel

                  With a copy to:
                           Kenneth C. Edgar, Jr., Esq.
                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, NY 10017

                  Notice to the Executive shall be addressed to:
                           Mr. Bernard J. Ebbers
                           2116 Highway 84 East
                           Oakhill Farm
                           Brookhaven, MS 39601

                  With a copy to:
                           Charles P. Adams, Jr., Esq.
                           Adams and Reese, LLP
                           P.O. Box 24297
                           Jackson, MS 39225-4297

SECTION 18. WITHHOLDING TAXES. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

SECTION 19. ENTIRE AGREEMENT/AMENDMENTS. This Agreement, the Release, the Letter Agreement and the Promissory Note contain the entire understanding of the parties with respect to the subject matter hereof; except that the obligations described in the April 2 Letter Agreement, as modified by the Letter Agreement, shall continue to apply in all respects. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be amended except by written instrument signed by the parties hereto.

SECTION 20. NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

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SECTION 21. ARBITRATION. Except as set forth in Section 7, any dispute, controversy or claim arising out of or relating to this Agreement shall be settled exclusively by binding arbitration by a single arbitrator, conducted in the State of Mississippi in accordance with the rules of the American Arbitration Association then in effect. If the Executive and the Company are unable to mutually agree on the arbitrator, the arbitrator shall be chosen in accordance with the rules of the American Arbitration Association. Judgment may be entered on the arbitrator's award in any court in the State of Mississippi having jurisdiction.

SECTION 22. GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, without regard to conflicts of laws principles thereof. The Executive irrevocably submits to the non-exclusive jurisdiction of the courts of the State of Mississippi and the courts of the United States located in the State of Mississippi for the purpose of any action or proceeding arising out of or relating to this Agreement, and acknowledges that the designated FORA have a reasonable relation to this Agreement and the parties' relationship to one another.

SECTION 23. COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                       WORLDCOM, INC.


                                       /s/ John W. Sidgmore
                                       --------------------------------------
                                       By: John W. Sidgmore
                                           President and
                                           Chief Executive Officer


                                       /s/ Bernard J. Ebbers
                                       --------------------------------------
                                       Bernard J. Ebbers